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EXHIBIT 15.1

October 22, 2003

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

  RE:
  ECOLAB SAVINGS PLAN AND ESOP

Commissioners:

        We are aware that our reports dated April 22, 2003, except for Note 2, for which the date is August 4, 2003, and July 22, 2003, on our reviews of interim financial information of Ecolab Inc. for the three month periods ended March 31, 2003 and 2002 and the three and six month periods ended June 30, 2003 and 2002, and included in the Company's quarterly reports on Form 10-Q/A and Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, respectively, are incorporated by reference in this Registration Statement.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP Minneapolis, Minnesota

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  EXHIBIT 15.1